Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. REPORTS STRONG 2021 FIRST-QUARTER
REPORTED DILUTED EPS OF $1.55 VERSUS $1.17 IN 2020,
REFLECTING ADJUSTED DILUTED EPS GROWTH OF 21.5% ON AN ORGANIC BASIS;
REVISES 2021 FULL-YEAR REPORTED DILUTED EPS FORECAST TO A RANGE OF $5.93 TO $6.03,
NOW REFLECTING ADJUSTED DILUTED EPS GROWTH OF AROUND 11% TO 13%
ON AN ORGANIC BASIS;
ANTICIPATES 2021 FULL-YEAR HEATED TOBACCO UNIT SHIPMENT VOLUME OF
95 TO 100 BILLION UNITS

NEW YORK, April 20, 2021 – Philip Morris International Inc. (NYSE: PM) today announces its 2021 first-quarter results. Growth rates presented in this press release on an organic basis reflect currency-neutral underlying results. Adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures are included in the schedules to this press release.
2021 FIRST-QUARTER HIGHLIGHTS
•Reported diluted EPS of $1.55, up by 32.5%; up by 23.9%, excluding currency
•Adjusted diluted EPS of $1.57, up by 29.8%; up by 21.5% on an organic basis
•Cigarette and heated tobacco unit shipment volume down by 3.7% (reflecting cigarette shipment volume down by 7.3%, and heated tobacco unit shipment volume up by 29.9% to 21.7 billion units)
•Market share for heated tobacco units in IQOS markets, excluding the U.S., up by 1.7 points to 7.6%
•Net revenues up by 6.0%; up by 2.9% on an organic basis
•Net revenues from smoke-free products accounted for 28.0% of total net revenues
•Operating income up by 23.5%; up by 16.8%, excluding currency
•Adjusted operating income up by 18.5% on an organic basis
•Adjusted operating income margin of 46.0%, up by 5.9 points on an organic basis
•Total IQOS users at quarter-end estimated at approximately 19.1 million, of which approximately 14.0 million have switched to IQOS and stopped smoking
•During the quarter, PMI declared a regular quarterly dividend of $1.20 per common share, representing an annualized rate of $4.80
"We are pleased to have delivered a very strong start to the year, with top- and bottom-line results coming in well ahead of our expectations for the first quarter despite the ongoing challenges of the pandemic," said André Calantzopoulos, Chief Executive Officer.

"This performance was driven by the continued strength of IQOS, in particular, reflecting excellent user, volume and market share momentum, as well as further progress with manufacturing and operating cost efficiencies. Our results also benefited from the timing of specific factors, notably associated with shipments in certain markets and the phasing of commercial investments, which are expected to partially reverse in the second quarter."
"While the speed and shape of the global recovery from the pandemic remains uncertain, we are raising our full-year outlook, on an underlying basis, to reflect the strong results and positive momentum of the first quarter. Our guidance now represents organic adjusted diluted EPS growth of 11% to 13%, reflecting net revenue growth of 5% to 7% on the same basis."
2021 FULL-YEAR FORECAST

	Full-Year
	2021 Forecast			2020	Organic Growth

Reported Diluted EPS	$5.93	-	$6.03	$ 5.16
Asset impairment and exit costs	0.02			0.08
Fair value adjustment for equity security investments				0.04
Tax items				(0.06)
Brazil indirect tax credit				(0.05)
Adjusted Diluted EPS	$5.95	-	$6.05	$ 5.17
Currency	(0.20)
Adjusted Diluted EPS, excluding currency	$5.75	-	$5.85	$ 5.17	11%	-	13%

PMI revises its full-year reported diluted EPS forecast to a range of $5.93 to $6.03, at prevailing exchange rates, representing a projected increase of around 15% to 17% versus reported diluted EPS of $5.16 in 2020. This compares to the previously communicated forecast range of $5.90 to $6.00, provided on February 10, 2021.
On an organic basis, this forecast represents a projected increase of around 11% to 13% versus adjusted diluted EPS of $5.17 in 2020, as outlined in the table above.
The revised full-year guidance reflects:
•Better underlying business performance driven by the strength of IQOS, particularly in the EU Region and Japan;
•A favorable currency impact, at prevailing exchange rates, of approximately $0.20 per share, compared to approximately $0.25 per share previously; and
•Asset impairment and exit costs of $0.02 per share resulting from product distribution restructuring in Korea and organizational design optimization.
2021 Full-Year Forecast Assumptions
This forecast assumes:
•A gradual improvement in the general operating environment, with potential volatility around the duration and effects of pandemic-related mobility restrictions across PMI's key markets;

•Lack of near-term recovery in PMI's duty-free business given the uncertain outlook for global travel, with current dynamics persisting through year end;
•A limited impact from the current global shortage of semiconductors on the supply of our electronic devices to consumers;
•An estimated total international industry volume progression, excluding China and the U.S., of approximately -3% to flat;
•A total cigarette and heated tobacco unit shipment volume progression for PMI of approximately -2% to +1%;
•Heated tobacco unit shipment volume of 95 to 100 billion units, compared to a range of 90 to 100 billion units previously;
•Net revenue growth of approximately 5% to 7% on an organic basis, compared to a range of approximately 4% to 7% previously;
•An increase in adjusted operating income margin of around 200 basis points on an organic basis, compared to at least 150 basis points, previously;
•Operating cash flow of around $11 billion at prevailing exchange rates and subject to year-end working capital requirements;
•Capital expenditures of approximately $0.8 billion;
•An effective tax rate, excluding discrete tax events, of around 22%;
•No share repurchases;
•Second-quarter reported diluted EPS in a range of $1.50 to $1.55, including a favorable currency impact, at prevailing exchange rates, of around $0.04 per share, notably reflecting:
•Strong organic net revenue growth, partly driven by a favorable comparison versus the second quarter of 2020;
•Continued improvement in adjusted operating income margin on an organic basis; and
•A partial reversal of the approximately $0.08 per share benefit recorded in the first quarter related to the timing of specific factors, notably associated with shipments in certain markets and the phasing of commercial investments.
•A second half of 2021 reflecting:
•The assumption that many of PMI's key markets will have largely emerged from pandemic-related restrictions;
•Continued robust organic net revenue growth;
•Incremental commercial investments, compared to the first half of 2021, of approximately $300 to $400 million; and
•Lower organic adjusted operating income margin expansion compared to the first half of 2021.
The foregoing is underpinned by the assumption that, even in the event of prolonged pandemic-related restrictions, there will not be a return to the depressed consumption levels of the second quarter of 2020. This assumption is consistent with the less severe impact on consumption levels observed in the second half of 2020 as COVID-19 spread in a number of markets.
This forecast excludes the impact of any future acquisitions, unanticipated or unquantifiable asset impairment and exit cost charges, future changes in currency exchange rates, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA)

protection granted to PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), any unusual events, any intensification of the global shortage of semiconductors and the related impact on the supply of our electronic devices, and any COVID-19-related developments different from the assumptions set forth in the company's forecast.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
COVID-19: Business Continuity Update
Since the onset of the COVID-19 pandemic, PMI has undertaken a number of business continuity measures to mitigate potential disruption to its operations and route-to-market in order to preserve the availability of products to its customers and adult consumers.
Currently:
•PMI has sufficient access to the inputs for its products and is not facing any significant business continuity issues with respect to key suppliers;
•All of PMI's cigarette and heated tobacco unit manufacturing facilities globally are operational;
•COVID-related restrictions do not have a significant impact on the availability of PMI’s products to its customers and adult consumers; and
•PMI has ample liquidity through cash on hand, the ongoing cash generation of its business, and its access to the commercial paper and debt markets.
Conference Call
A conference call, hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on April 20, 2021. Access is at www.pmi.com/2021Q1earnings.

CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE

PMI Shipment Volume by Region	First-Quarter
(million units)	2021	2020	Change
Cigarettes
European Union	36,769	40,646	(9.5)%
Eastern Europe	19,966	21,419	(6.8)%
Middle East & Africa	27,642	29,996	(7.8)%
South & Southeast Asia	34,888	37,595	(7.2)%
East Asia & Australia	11,362	12,299	(7.6)%
Latin America & Canada	14,885	15,063	(1.2)%
Total PMI	145,512	157,018	(7.3)%

Heated Tobacco Units
European Union	6,426	4,661	37.9%
Eastern Europe	5,635	4,366	29.1%
Middle East & Africa	396	470	(15.7)%
South & Southeast Asia	33	—	—%
East Asia & Australia	9,139	7,122	28.3%
Latin America & Canada	105	108	(2.8)%
Total PMI	21,734	16,727	29.9%

Cigarettes and Heated Tobacco Units
European Union	43,195	45,307	(4.7)%
Eastern Europe	25,601	25,785	(0.7)%
Middle East & Africa	28,038	30,466	(8.0)%
South & Southeast Asia	34,921	37,595	(7.1)%
East Asia & Australia	20,501	19,421	5.6%
Latin America & Canada	14,990	15,171	(1.2)%
Total PMI	167,246	173,745	(3.7)%

During the quarter, PMI's total shipment volume decreased by 3.7%, due to:
•the EU, reflecting lower cigarette shipment volume, notably in the Czech Republic, Poland and Spain, partly offset by higher heated tobacco unit shipment volume across the Region, notably in Italy;
•Eastern Europe, reflecting lower cigarette shipment volume, notably in Ukraine, partly offset by higher heated tobacco unit shipment volume across the Region, primarily in Russia;
•Middle East & Africa, mainly reflecting lower cigarette shipment volume, mainly in North Africa (primarily Egypt) and PMI Duty Free, partly offset by Turkey;
•South & Southeast Asia, primarily reflecting lower cigarette shipment volume, primarily in Indonesia and the Philippines, partly offset by Pakistan; and
•Latin America & Canada, reflecting lower cigarette shipment volume, notably in Colombia, partly offset by Brazil;
partly offset by
•East Asia & Australia, reflecting higher heated tobacco unit shipment volume, primarily in Japan, partly offset by lower cigarette shipment volume, mainly in Japan.

First-Quarter Impact of Inventory Movements
Excluding the net unfavorable impact of estimated distributor inventory movements of approximately 0.9 billion units, PMI’s total in-market sales declined by 3.3%, due to a 6.2% decline in cigarettes, partly offset by a 22.7% increase in heated tobacco units.
The net unfavorable impact of approximately 0.9 billion units reflected:
•A net unfavorable impact of 2.0 billion cigarettes, mainly due to inventory movements in the first quarter of 2020 related to higher shipments to distributors at the onset of the pandemic;
partly offset by
•A net favorable impact of 1.1 billion heated tobacco units, mainly driven by inventory movements in the first quarter of 2020 due to the temporary shutdown of the company's Bologna manufacturing facility due to pandemic-related lockdown restrictions.
PMI's total heated tobacco unit in-market sales volume in the quarter was 21.3 billion units, broadly consistent with heated tobacco unit shipment volume. The company believes that the current level of heated tobacco unit inventory is appropriate based on anticipated sales.
PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	First-Quarter
(million units)	2021	2020	Change
Cigarettes
Marlboro	53,682	59,245	(9.4)%
L&M	20,367	22,641	(10.0)%
Chesterfield	12,758	12,903	(1.1)%
Philip Morris	10,184	11,463	(11.2)%
Parliament	8,957	7,573	18.3%
Sampoerna A	8,698	8,548	1.8%
Dji Sam Soe	5,704	6,175	(7.6)%
Bond Street	4,527	5,612	(19.3)%
Lark	3,899	4,025	(3.1)%
Sampoerna Hijau	2,199	1,477	48.9%
Others	14,537	17,356	(16.2)%
Total Cigarettes	145,512	157,018	(7.3)%
Heated Tobacco Units	21,734	16,727	29.9%
Total PMI	167,246	173,745	(3.7)%
Note: Sampoerna A includes Sampoerna; Philip Morris includes Philip Morris/Dubliss; and Lark includes Lark Harmony.

PMI's cigarette shipment volume of the following brands decreased:
•Marlboro, mainly due to Japan, North Africa, the Philippines, PMI Duty Free and Spain, partly offset by Turkey;
•L&M, notably due to Egypt and Poland;
•Chesterfield, mainly due to the GCC and Spain, partly offset by Brazil and Russia;
•Philip Morris, primarily due to Italy and Russia;
•Dji Sam Soe in Indonesia, mainly due to Dji Sam Soe Magnum Mild;
•Bond Street, notably due to Russia and Ukraine;

•Lark, primarily due to Japan and PMI Duty Free; and
•"Others," notably due to: mid-price Fortune in the Philippines and Sampoerna U in Indonesia; partly offset by low price Morven in Pakistan.
PMI's cigarette shipment volume of the following brands increased:
•Parliament, mainly driven by Russia, Saudi Arabia and Turkey;
•Sampoerna A in Indonesia, primarily driven by premium A Mild; and
•Sampoerna Hijau in Indonesia.
The increase in PMI's heated tobacco unit shipment volume was mainly driven by the EU (notably Italy), Eastern Europe (notably Russia) and Japan.
First-Quarter International Share of Market
PMI's total international market share (excluding China and the U.S.), defined as PMI's cigarette and heated tobacco unit sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, decreased by 0.7 points to 26.8%, reflecting:
•Total international market share for cigarettes of 23.3%, down by 1.4 points; and
•Total international market share for heated tobacco units of 3.5%, up by 0.7 points.
PMI's total international cigarette sales volume as a percentage of total industry cigarette sales volume was down by 1.2 points to 24.3%, mainly reflecting: out-switching to heated tobacco units, as well as lower cigarette market share and/or an unfavorable geographic mix impact, notably in Japan, the Philippines, PMI Duty Free and Ukraine, partly offset by Turkey.
CONSOLIDATED FINANCIAL SUMMARY

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)			Variance Fav./(Unfav.)
	2021	2020	Total		Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 7,585	$ 7,153	6.0%		2.9%	432	225	206	(31)	32
Cost of Sales	(2,274)	(2,402)	5.3%		9.0%	128	(87)	—	29	186
Marketing, Administration and Research Costs	(1,849)	(1,944)	4.9%		2.4%	95	49	—	—	46
Amortization of Intangibles	(18)	(18)	—%		—%	—	—	—	—	—
Operating Income	$ 3,444	$ 2,789	23.5%		16.8%	655	187	206	(2)	264
Asset Impairment & Exit Costs (1)	(48)	—	—%		—%	(48)	—	—	—	(48)
Adjusted Operating Income	$ 3,492	$ 2,789	25.2%		18.5%	703	187	206	(2)	312

Adjusted Operating Income Margin	46.0%	39.0%	7.0pp	5.9	pp
(1) Included in Marketing, Administration and Research Costs above.
During the quarter, net revenues increased by 2.9% on an organic basis, mainly reflecting: a favorable pricing variance (notably driven by Germany, Japan, the Philippines and Turkey, partly offset by Indonesia); and higher fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other"; partly offset by unfavorable volume/mix, primarily due to lower cigarette volume (mainly in Indonesia, Japan, North Africa, the

Philippines, PMI Duty Free and Spain), partially offset by higher heated tobacco unit volume (notably in the EU, Japan and Russia, partly offset by PMI Duty Free).
Operating income increased by 16.8%, excluding currency, primarily reflecting: a favorable pricing variance; lower manufacturing costs (driven by productivity gains related to reduced-risk and combustible products); lower marketing, administration and research costs (largely driven by cost efficiencies, partially offset by the impact of 2021 asset impairment and exit costs of $48 million related to product distribution restructuring in Korea and organizational design optimization); and higher fees for certain distribution rights, as noted above for net revenues.
Adjusted operating income increased by 18.5% on an organic basis. Adjusted operating income margin increased by 5.9 points on the same basis, as detailed in Schedule 6.
EUROPEAN UNION REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,909	$ 2,535	14.8%	5.5%	374	235	37	102	—

Operating Income	$ 1,490	$ 1,158	28.7%	15.2%	332	156	37	101	38
Asset Impairment & Exit Costs (1)	(9)	—	—%	—%	(9)	—	—	—	(9)
Adjusted Operating Income	$ 1,499	$ 1,158	29.4%	16.0%	341	156	37	101	47

Adjusted Operating Income Margin	51.5%	45.7%	5.8pp	4.5pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues increased by 5.5% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher heated tobacco unit volume (notably in Germany and Italy), partly offset by lower cigarette volume (notably in Spain); and a favorable pricing variance (driven by higher combustible pricing, particularly in Germany).
Operating income increased by 15.2%, excluding currency, primarily reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; lower manufacturing costs (driven mainly by reduced-risk products); and a favorable pricing variance; partly offset by higher marketing, administration and research costs (including the impact of 2021 asset impairment and exit costs related to organizational design optimization).
Adjusted operating income increased by 16.0% on an organic basis. Adjusted operating income margin increased by 4.5 points on the same basis, as detailed in Schedule 6.

Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	First-Quarter
			Change
	2021	2020	% / pp
Total Market (billion units)	105.8	109.4	(3.3)%

PMI Shipment Volume (million units)
Cigarettes	36,769	40,646	(9.5)%
Heated Tobacco Units	6,426	4,661	37.9%
Total EU	43,195	45,307	(4.7)%

PMI Market Share
Marlboro	17.1%	17.6%	(0.5)
L&M	5.8%	6.5%	(0.7)
Chesterfield	5.5%	5.6%	(0.1)
Philip Morris	2.2%	2.6%	(0.4)
HEETS	5.7%	3.9%	1.8
Others	3.2%	3.2%	—
Total EU	39.5%	39.4%	0.1
Note: HEETS includes HEETS Dimensions.
In the quarter, the estimated total market in the EU decreased by 3.3% to 105.8 billion units, notably driven by:
•Czech Republic, down by 24.9%, mainly reflecting lower border sales due to pandemic-related lockdown measures;
•Denmark, down by 58.9%, or by 15.1% excluding the net unfavorable impact of estimated trade inventory movements, primarily reflecting the impact of excise tax-driven price increases;
•Romania, down by 12.8%, mainly reflecting the impact of pandemic-related lockdown measures; and
•Spain, down by 7.7%, notably reflecting lower in-bound tourism due to the pandemic;
partly offset by
•Germany, up by 8.5%, primarily reflecting the pandemic-related impact of lower cross-border (non-domestic) purchases and reduced out-bound tourism.
PMI's total shipment volume decreased by 4.7% to 43.2 billion units, or by 3.0% excluding the net unfavorable impact of estimated distributor inventory movements (notably in Spain), reflecting:
•lower cigarette shipment volume, mainly due to the lower total market, as well as lower market share (notably in Germany, Italy and Poland, partly reflecting out-switching to heated tobacco units);
partly offset by
•higher heated tobacco unit shipment volume across the Region, driven by higher market share (notably in Germany, Hungary, Italy and Poland).

EASTERN EUROPE REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 796	$ 788	1.0%	10.5%	8	(75)	24	59	—

Operating Income	$ 261	$ 99	+100%	+100%	162	7	24	57	74
Asset Impairment & Exit Costs (1)	(2)	—	—%	—%	(2)	—	—	—	(2)
Adjusted Operating Income	$ 263	$ 99	+100%	+100%	164	7	24	57	76

Adjusted Operating Income Margin	33.0%	12.6%	20.4pp	16.8pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues increased by 10.5% on an organic basis, reflecting: favorable volume/mix, driven by higher heated tobacco unit volume (primarily in Russia and Ukraine), partly offset by unfavorable cigarette volume (mainly in Ukraine); and a favorable pricing variance, driven by higher combustible pricing (notably in Ukraine).
Operating income increased by over 100%, excluding currency (note: currency variance includes a favorable comparison due to an adverse transaction currency impact in the first quarter of 2020 related to the revaluation of foreign currency payables in Russia), primarily reflecting: favorable volume/mix, driven by the same factors as for net revenues noted above; lower manufacturing costs (primarily related to reduced-risk products, mainly in Russia); a favorable pricing variance; and lower marketing, administration and research costs.
Adjusted operating income increased by over 100% on an organic basis. Adjusted operating income margin increased by 16.8 points on the same basis, as detailed in Schedule 6.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in Eastern Europe decreased, mainly due to:
•Ukraine, down by 15.7%, or by 9.9% excluding the net unfavorable impact of estimated trade inventory movements, mainly reflecting the impact of excise tax-driven price increases and a higher prevalence of illicit trade;
partly offset by
•Russia, up by 3.6%, primarily reflecting the net favorable impact of estimated trade inventory movements, partly related to the ban on discounts on cigarettes effective April 1, 2021. Excluding these movements, the total estimated market decreased by 2.4%, mainly due to the impact of excise tax-driven price increases, partly offset by a lower prevalence of illicit trade.

PMI Shipment Volume	First-Quarter
(million units)	2021	2020	Change
Cigarettes	19,966	21,419	(6.8)%
Heated Tobacco Units	5,635	4,366	29.1%
Total Eastern Europe	25,601	25,785	(0.7)%

PMI's total shipment volume decreased by 0.7% to 25.6 billion units, notably due to:
•Ukraine, down by 10.9%, or by 7.7% excluding the net unfavorable impact of estimated distributor inventory movements, mainly reflecting the lower total market, partly offset by a higher market share driven by heated tobacco units;
partly offset by
•Russia, up by 4.2%. Excluding the net favorable impact of estimated distributor inventory movements of 0.4 billion cigarettes and 0.2 billion heated tobacco units, PMI's in-market sales increased by 0.3%, mainly reflecting the higher total market, partly offset by a lower market share due to cigarettes.
MIDDLE EAST & AFRICA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 801	$ 876	(8.6)%	(5.9)%	(75)	(23)	77	(159)	30

Operating Income	$ 335	$ 321	4.4%	8.4%	14	(13)	77	(130)	80
Asset Impairment & Exit Costs (1)	(2)	—	—%	—%	(2)	—	—	—	(2)
Adjusted Operating Income	$ 337	$ 321	5.0%	9.0%	16	(13)	77	(130)	82

Adjusted Operating Income Margin	42.1%	36.6%	5.5pp	5.9pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues decreased by 5.9% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to lower cigarette and heated tobacco unit volume in PMI Duty Free, as well as lower cigarette volume in North Africa (particularly Egypt); partly offset by a favorable pricing variance (driven by combustible pricing, mainly in Turkey); and higher fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other."
Operating income increased by 8.4%, excluding currency, mainly reflecting: a favorable pricing variance; lower marketing, administration and research costs; higher fees for certain distribution rights, as noted above for net revenues; and lower manufacturing costs; partly offset by unfavorable volume/mix, due to the same factors as for net revenues noted above.
Adjusted operating income increased by 9.0% on an organic basis. Adjusted operating income margin increased by 5.9 points on the same basis, as detailed in Schedule 6.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in the Middle East & Africa decreased, mainly due to:
•International Duty Free, down by 58.4%, reflecting the impact of government travel restrictions and reduced passenger traffic due to the pandemic; and
•South Africa, down by 29.2%, primarily reflecting a higher estimated prevalence of illicit trade resulting from the pandemic-related ban on all tobacco sales from March 27, 2020, through August 17, 2020;

partly offset by
•Egypt, up by 7.6%, or by 4.6% excluding the net favorable impact of estimated trade inventory movements, notably reflecting a lower estimated prevalence of illicit trade and in-switching to cigarettes from other combustible tobacco products.

PMI Shipment Volume	First-Quarter
(million units)	2021	2020	Change
Cigarettes	27,642	29,996	(7.8)%
Heated Tobacco Units	396	470	(15.7)%
Total Middle East & Africa	28,038	30,466	(8.0)%
PMI's total shipment volume decreased by 8.0% to 28.0 billion units, notably due to:
•Egypt, down by 16.6%, or by 9.1% excluding the net unfavorable impact of estimated distributor inventory movements, mainly reflecting a lower market share (notably for L&M); and
•PMI Duty Free, down by 67.4%, or by 54.5% excluding the net unfavorable impact of estimated distributor inventory movements (due to cigarettes), mainly reflecting the lower total market for both cigarettes and heated tobacco units;
partly offset by
•Turkey, up by 7.9%, primarily reflecting a higher market share, driven by the growth of Marlboro and Parliament, partly offset by a lower total market.
SOUTH & SOUTHEAST ASIA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,173	$ 1,251	(6.2)%	(8.5)%	(78)	28	(38)	(68)	—

Operating Income	$ 529	$ 599	(11.7)%	(13.9)%	(70)	13	(38)	(72)	27
Asset Impairment & Exit Costs (1)	(3)	—	—%	—%	(3)	—	—	—	(3)
Adjusted Operating Income	$ 532	$ 599	(11.2)%	(13.4)%	(67)	13	(38)	(72)	30

Adjusted Operating Income Margin	45.4%	47.9%	(2.5)pp	(2.6)pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.
During the quarter, net revenues decreased by 8.5% on an organic basis, reflecting: unfavorable volume/mix, due to lower cigarette volume in Indonesia and the Philippines, partly offset by favorable cigarette mix in Indonesia and the Philippines; and an unfavorable pricing variance, due to Indonesia, partially offset by the Philippines.
Operating income decreased by 13.9%, excluding currency, primarily reflecting: unfavorable volume/mix, due to the same factors as for net revenues noted above; and an unfavorable pricing variance; partly offset by lower marketing, administration and research costs.

Adjusted operating income decreased by 13.4% on an organic basis. Adjusted operating income margin decreased by 2.6 points on the same basis, as detailed in Schedule 6.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in South & Southeast Asia increased, notably due to:
•Indonesia, up by 4.9%, mainly reflecting the growth of the tax-advantaged 'below tier one' segment; and
•Pakistan, up by 26.7%, or by 5.0% excluding the net favorable impact of estimated trade inventory movements, primarily reflecting a lower prevalence of illicit trade;
partly offset by
•the Philippines, down by 14.4%, primarily reflecting the impact of industry-wide price increases in the fourth quarter of 2020.

PMI Shipment Volume	First-Quarter
(million units)	2021	2020	Change
Cigarettes	34,888	37,595	(7.2)%
Heated Tobacco Units	33	—	—%
Total South & Southeast Asia	34,921	37,595	(7.1)%
PMI's total shipment volume decreased by 7.1% to 34.9 billion units, notably due to:
•Indonesia, down by 2.7%, primarily reflecting a lower market share, mainly due to adult smoker down-trading to the 'below tier one' segment as a result of significantly lower retail prices; and
•the Philippines, down by 23.9%, mainly reflecting the lower total market, and a lower market share (due primarily to mid-price Fortune, reflecting the impact of price increases in the fourth quarter of 2020, partly offset by Marlboro);
partly offset by
•Pakistan, up by 19.8%, primarily reflecting the higher total market.
EAST ASIA & AUSTRALIA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,472	$ 1,255	17.3%	11.6%	217	71	105	41	—

Operating Income	$ 695	$ 486	43.0%	39.3%	209	18	105	58	28
Asset Impairment & Exit Costs (1)	(31)	—	—%	—%	(31)	—	—	—	(31)
Adjusted Operating Income	$ 726	$ 486	49.4%	45.7%	240	18	105	58	59

Adjusted Operating Income Margin	49.3%	38.7%	10.6pp	11.8pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.

During the quarter, net revenues increased by 11.6% on an organic basis, reflecting: a favorable pricing variance, primarily driven by higher heated tobacco and combustible pricing in Japan; and favorable volume/mix, mainly due to higher heated tobacco unit volume in Japan, partly offset by: lower cigarette volume (mainly in Japan, partially offset by Australia), unfavorable cigarette mix (mainly in Australia and Japan), and unfavorable heated tobacco unit mix in Japan.
Operating income increased by 39.3%, excluding currency, mainly reflecting: a favorable pricing variance; favorable volume/mix, due to the same factors as for net revenues noted above; and lower manufacturing costs (primarily related to reduced-risk products in Japan). Marketing, administration and research costs were essentially stable, despite the unfavorable impact of 2021 asset impairment and exit costs (primarily related to product distribution restructuring in Korea).
Adjusted operating income increased by 45.7% on an organic basis. Adjusted operating income margin increased by 11.8 points on the same basis, as detailed in Schedule 6.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in East Asia & Australia, excluding China, decreased, primarily due to:
•Japan, down by 8.0%, primarily due to the impact of excise tax-driven price increases in October 2020;
partly offset by
•Korea, up by 3.7%, mainly reflecting the shift of adult smokers from duty-free to domestic purchases due to the pandemic-related decline in international travel; and
•Taiwan, up by 12.7%, mainly reflecting the same factor as for Korea.

PMI Shipment Volume	First-Quarter
(million units)	2021	2020	Change
Cigarettes	11,362	12,299	(7.6)%
Heated Tobacco Units	9,139	7,122	28.3%
Total East Asia & Australia	20,501	19,421	5.6%
PMI's total shipment volume increased by 5.6% to 20.5 billion units, or decreased by 0.2% excluding the net favorable impact of estimated distributor inventory movements, notably reflecting:
•Japan, up by 7.8%. Excluding the net favorable impact of estimated distributor inventory movements of 1.1 billion heated tobacco units (primarily driven by inventory movements in the first quarter of 2020), PMI's in-market sales decreased by 0.8%, mainly due to the lower total market, partly offset by a higher market share driven by heated tobacco units.

LATIN AMERICA & CANADA REGION

Financial Summary - Quarters Ended March 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2021	2020	Total	Excl. Curr.	Total	Cur- rency	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 434	$ 448	(3.1)%	(0.7)%	(14)	(11)	1	(6)	2

Operating Income	$ 134	$ 126	6.3%	1.6%	8	6	1	(16)	17
Asset Impairment & Exit Costs (1)	(1)	—	—%	—%	(1)	—	—	—	(1)
Adjusted Operating Income	$ 135	$ 126	7.1%	2.4%	9	6	1	(16)	18

Adjusted Operating Income Margin	31.1%	28.1%	3.0pp	0.9pp
(1) Included in marketing, administration and research costs at the consolidated operating income level.

During the quarter, net revenues decreased by 0.7% on an organic basis, mainly reflecting: unfavorable volume/mix, notably due to lower cigarette volume in Colombia, partly offset by Brazil.
Operating income increased by 1.6%, excluding currency, primarily reflecting: lower marketing, administration and research costs (mainly related to combustible products); partly offset by unfavorable volume/mix, due to the same factors as for net revenues noted above.
Adjusted operating income increased by 2.4% on an organic basis. Adjusted operating income margin increased by 0.9 points on the same basis, as detailed in Schedule 6.
Total Market, PMI Shipment & Market Share Commentaries
In the quarter, the estimated total market in Latin America & Canada increased, mainly due to:
•Argentina, up by 14.2%, or by 9.4% excluding the net favorable impact of estimated trade inventory movements, primarily reflecting a lower estimated prevalence of illicit trade; and
•Brazil, up by 8.3%, mainly reflecting a lower estimated prevalence of illicit trade due to: reduced price gaps with legal products and the impact of border restrictions imposed as a result of the pandemic.

PMI Shipment Volume	First-Quarter
(million units)	2021	2020	Change
Cigarettes	14,885	15,063	(1.2)%
Heated Tobacco Units	105	108	(2.8)%
Total Latin America & Canada	14,990	15,171	(1.2)%

PMI's total shipment volume decreased by 1.2% to 15.0 billion units, notably due to:
•Colombia, down by 15.3%, primarily reflecting a lower total market, primarily due to the impact of price increases in January 2021 and increased pandemic-related restrictions;
partly offset by
•Brazil, up by 9.7%, mainly reflecting the higher total market.

Excluding the net unfavorable impact of estimated distributor inventory movements, PMI's heated tobacco unit in-market sales volume in the Region increased by 10.1%.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships versions of its IQOS Platform 1 device and consumables to Altria Group, Inc. for sale under license in the U.S., where these products have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn and nicotine-containing vapor products. As of March 31, 2021, PMI's smoke-free products are available for sale in 66 markets in key cities or nationwide, and PMI estimates that approximately 14.0 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
The COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which will adversely impact our business, results of operations, cash flows and financial position during the continuation of the pandemic. Our business continuity plans and other safeguards may not be effective to mitigate the impact of the pandemic. Currently, significant risks include our diminished ability to convert adult smokers to our RRPs, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the COVID-19 outbreak. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers and lower demand for our products, particularly for our mid-price or premium-price brands. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-based regulatory frameworks for the development and commercialization of RRPs or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products on COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products, the willingness of adult consumers to switch to our RRPs and our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of RRPs.
The impact of these risks also depends on factors beyond our knowledge or control, including the duration and severity of the pandemic, its recurrence in our key markets, actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2020. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

Key Terms, Definitions and Explanatory Notes
General
•"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.
•Comparisons are made to the same prior-year period unless otherwise stated.
•Unless otherwise stated, references to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units.
•References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the U.S., total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.
•2020 and 2021 estimates for total industry volume and market share in certain geographies reflect limitations on the availability and accuracy of industry data during pandemic-related restrictions.
•"OTP" is defined as "other tobacco products," primarily roll-your-own and make-your-own cigarettes, pipe tobacco, cigars and cigarillos, and does not include reduced-risk products.
•"Combustible products" is the term PMI uses to refer to cigarettes and OTP, combined.
•In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.
•"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.
•"North Africa" is defined as Algeria, Egypt, Libya, Morocco and Tunisia.
•"The GCC" (Gulf Cooperation Council) is defined as Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates (UAE).
•Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH) on March 22, 2019, PMI continues to report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owner. These include HEETS, Next, Philip Morris and Rooftop.
•From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements, such as on an IMS basis, improves the comparability of performance and trends for these measures over different reporting periods.
Financial
•Net revenues related to combustible products refer to the operating revenues generated from the sale of these products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•Net revenues related to RRPs represent the sale of heated tobacco units, heat-not-burn devices and related accessories, and other nicotine-containing products, primarily e-vapor products, including shipping and handling charges billed to customers, net of sales and promotion incentives, and excise taxes. PMI recognizes revenue when control is transferred to the customer, typically either upon shipment or delivery of goods.
•"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of devices produced by third-party electronics manufacturing service providers. Estimated costs associated with device warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.

•"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.
•"Cost/Other" in the Consolidated Financial Summary table of total PMI and the six operating segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs); and amortization of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to fees for certain distribution rights billed to customers in certain markets in the ME&A Region.
•"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by net revenues.
•"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, and unusual items.
•"Net debt" is defined as total debt, less cash and cash equivalents.
•Growth rates presented on an organic basis reflect currency-neutral underlying results.
•Management reviews net revenues, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results.
•Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
•Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release.
•U.S. GAAP Treatment of Argentina as a Highly Inflationary Economy. Following the categorization of Argentina by the International Practices Task Force of the Center for Audit Quality as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. Consequently, PMI began to account for the operations of its Argentinian affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates, effective July 1, 2018.
•"Fair value adjustment for equity security investments" reflects the adjustment resulting from share price movements in passive investments for publicly traded entities that are not controlled or influenced by PMI. Under U.S. GAAP, such adjustments are required, since January 1, 2018, to be reflected directly in the income statement.
Reduced-Risk Products
•Reduced-risk products (“RRPs”) is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continuing smoking. PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. PMI's RRPs are smoke-free products that produce an aerosol that contains far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.
•"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's HEETS, HEETS Creations, HEETS Dimensions, HEETS Marlboro and HEETS FROM MARLBORO (defined collectively as HEETS), Marlboro Dimensions, Marlboro HeatSticks and Parliament HeatSticks, as well as the KT&G-licensed brands, Fiit and Miix (outside of Korea).
•Market share for HTUs is defined as the total sales volume for HTUs as a percentage of the total estimated sales volume for cigarettes and HTUs.
•Unless otherwise stated, all references to IQOS are to PMI's Platform 1 IQOS devices and heated tobacco consumables.

•The IQOS heat-not-burn device is a precisely controlled heating device into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.
•"PMI heat-not-burn products" include licensed KT&G heat-not-burn products.
•"PMI HTUs" include licensed KT&G HTUs.
•“Total IQOS users” is defined as the estimated number of Legal Age (minimum 18 years) users of PMI heat-not-burn products for which PMI HTUs represented at least 5% of their daily tobacco consumption over the past seven days. Note: as of December 2020, PMI heat-not-burn products and HTUs include licensed KT&G heat-not-burn products and HTUs, respectively.
•The estimated number of adults who have "switched to IQOS and stopped smoking" reflects:
◦for markets where there are no heat-not-burn products other than PMI heat-not-burn products: daily individual consumption of PMI HTUs represents the totality of their daily tobacco consumption in the past seven days;
◦for markets where PMI heat-not-burn products are among other heat-not-burn products: daily individual consumption of HTUs represents the totality of their daily tobacco consumption in the past seven days, of which at least 70% is PMI HTUs.
Note: as of December 2020, PMI heat-not-burn products and HTUs include licensed KT&G heat-not-burn products and HTUs, respectively.
IQOS in the United States
•On April 30, 2019, the U.S. Food and Drug Administration (FDA) announced that the marketing of a version of PMI's Platform 1 product, namely, IQOS 2.4, together with its heated tobacco units (the term PMI uses to refer to heated tobacco consumables), is appropriate for the protection of public health and authorized it for sale in the U.S. The FDA’s decision followed its comprehensive assessment of PMI’s premarket tobacco product applications (PMTAs) submitted to the Agency in 2017.
•In the third quarter of 2019, PMI brought IQOS 2.4 and three variants of its heated tobacco units to the U.S. through its license with Altria Group, Inc., whose subsidiary, Philip Morris USA Inc., is responsible for marketing the product and complying with the provisions set forth in the FDA's marketing orders.
•On July 7, 2020, the FDA authorized the marketing of a version of PMI's Platform 1 product, namely, IQOS 2.4, together with its heated tobacco units, as a Modified Risk Tobacco Product (MRTP). In doing so, the agency found that an IQOS exposure modification order is appropriate to promote the public health. The decision followed a review of the extensive scientific evidence package PMI submitted to the FDA in December 2016 to support its MRTP applications.
•On December 7, 2020, the FDA confirmed that the marketing of a version of PMI's Platform 1 product, namely, IQOS 3, is appropriate for the protection of public health and authorized it for sale in the U.S. The FDA’s decision followed an assessment of a PMI's PMTA filed with the agency in March 2020.
•Shipment volume of heated tobacco units to the U.S. is included in the heated tobacco unit shipment volume of the Latin America & Canada segment. Revenues from shipments of Platform 1 devices, heated tobacco units and accessories to Altria Group, Inc. for sale under license in the U.S. are included in Net Revenues of the Latin America & Canada segment.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended March 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	% Change	2021	2020	pp Change	2021	2020	pp Change

Total	611.2	615.6	(0.7)	167.2	173.7	(3.7)	145.5	157.0	(7.3)	21.7	16.7	29.9	26.8	27.5	(0.7)	3.5	2.8	0.7

European Union
France	8.2	8.3	(2.1)	3.8	4.0	(6.4)	3.7	4.0	(6.8)	0.1	—	—	43.6	44.5	(0.9)	0.6	0.4	0.2
Germany	17.4	16.0	8.5	7.1	6.7	5.1	6.5	6.4	1.8	0.6	0.4	60.3	40.9	42.2	(1.3)	3.6	2.4	1.2
Italy	15.9	15.7	1.4	9.6	9.2	4.7	7.5	7.8	(3.7)	2.2	1.4	50.2	52.8	51.9	0.9	11.3	7.4	3.9
Poland	10.8	10.8	(0.8)	4.0	4.3	(8.8)	3.4	3.9	(13.0)	0.6	0.5	25.3	36.7	40.0	(3.3)	5.4	4.3	1.1
Spain	9.6	10.4	(7.7)	2.7	3.7	(26.1)	2.6	3.5	(26.0)	0.1	0.1	(28.0)	31.2	30.9	0.3	1.2	0.9	0.3

Eastern Europe
Russia	48.6	46.9	3.6	15.7	15.0	4.2	12.1	12.4	(2.4)	3.6	2.6	35.4	31.3	32.3	(1.0)	7.7	6.5	1.2

Middle East & Africa
Saudi Arabia	5.5	4.3	27.1	2.2	1.1	+100	2.2	1.0	+100	—	—	—	42.1	40.6	1.5	0.8	—	0.8
Turkey	25.2	25.9	(2.8)	11.0	10.2	7.9	11.0	10.2	7.9	—	—	—	43.4	38.9	4.5	—	—	—

South & Southeast Asia
Indonesia	70.8	67.4	4.9	19.9	20.4	(2.7)	19.9	20.4	(2.7)	—	—	—	28.1	30.3	(2.2)	—	—	—
Philippines	13.1	15.3	(14.4)	8.2	10.7	(23.9)	8.1	10.7	(24.2)	—	—	—	62.4	70.1	(7.7)	0.2	—	0.2

East Asia & Australia
Australia	2.4	2.5	(4.3)	0.8	0.7	11.8	0.8	0.7	11.8	—	—	—	32.7	28.0	4.7	—	—	—
Japan	32.6	35.5	(8.0)	13.8	12.8	7.8	5.9	6.8	(13.7)	7.9	6.0	32.4	39.2	36.3	2.9	23.4	19.1	4.3
Korea	16.8	16.2	3.7	3.4	3.5	(4.1)	2.2	2.4	(8.3)	1.1	1.1	5.6	20.1	21.8	(1.7)	6.8	6.6	0.2

Latin America & Canada
Argentina	9.1	8.0	14.2	5.3	5.3	(0.2)	5.3	5.3	(0.2)	—	—	—	57.6	65.9	(8.3)	—	—	—
Mexico	6.8	6.7	1.7	4.0	4.1	(0.7)	4.0	4.1	(1.0)	—	—	—	59.6	61.0	(1.4)	0.3	0.2	0.1

(1) Market share estimates are calculated using IMS data
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

		Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Diluted EPS	Quarters Ended
	March 31,
2021 Diluted Earnings Per Share (1)	$1.55
2020 Diluted Earnings Per Share (1)	$1.17
Change	$0.38
% Change	32.5%

Reconciliation:
2020 Diluted Earnings Per Share (1)	$1.17
2020 Asset impairment and exit costs	—
2020 Fair value adjustment for equity security investments	0.04
2020 Tax items	—
2021 Asset impairment and exit costs	(0.02)
2021 Tax items	—
Currency	0.10
Interest	(0.02)
Change in tax rate	0.04
Operations (2)	0.24
2021 Diluted Earnings Per Share (1)	$1.55

(1) Basic and diluted EPS were calculated using the following (in millions):

	Quarters Ended
	March 31,
	2021	2020
Net Earnings attributable to PMI	$ 2,418	$ 1,826
Less: Distributed and undistributed earnings attributable to share-based payment awards	7	5
Net Earnings for basic and diluted EPS	$ 2,411	$ 1,821

Weighted-average shares for basic EPS	1,558	1,557
Plus Contingently Issuable Performance Stock Units	2	1
Weighted-average shares for diluted EPS	1,560	1,558

(2) Includes the impact of shares outstanding and share-based payments

				Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

	Quarters Ended March 31,
	2021	2020	% Change
Reported Diluted EPS	$ 1.55	$ 1.17	32.5%
Less: Currency	0.10
Reported Diluted EPS, excluding Currency	$ 1.45	$ 1.17	23.9%

	Quarters Ended March 31,			Year Ended
	2021	2020	% Change	2020
Reported Diluted EPS	$ 1.55	$ 1.17	32.5%	$ 5.16
Asset impairment and exit costs	0.02	—		0.08
Fair value adjustment for equity security investments	—	0.04		0.04
Tax items	—	—		(0.06)
Brazil indirect tax credit	—	—		(0.05)
Adjusted Diluted EPS	$ 1.57	$ 1.21	29.8%	$ 5.17
Less: Currency	0.10
Adjusted Diluted EPS, excluding Currency	$ 1.47	$ 1.21	21.5%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Currency	Net Revenues excluding Currency	Acquisitions	Net Revenues excluding Currency & Acquisitions	Quarters Ended March 31,	Net Revenues	Total	Excluding Currency	Excluding Currency & Acquisitions

2021					Combustible Products	2020	% Change
$ 1,950	$ 160	$ 1,791	$ —	$ 1,791	European Union	$ 1,911	2.1%	(6.3)%	(6.3)%
492	(31)	522	—	522	Eastern Europe	523	(6.0)%	(0.1)%	(0.1)%
780	(23)	803	—	803	Middle East & Africa	832	(6.3)%	(3.5)%	(3.5)%
1,171	28	1,144	—	1,144	South & Southeast Asia	1,251	(6.4)%	(8.6)%	(8.6)%
648	35	613	—	613	East Asia & Australia	642	1.0%	(4.5)%	(4.5)%
422	(11)	433	—	433	Latin America & Canada	440	(4.1)%	(1.6)%	(1.6)%
$ 5,463	$ 158	$ 5,306	$ —	$ 5,306	Total Combustible	$ 5,598	(2.4)%	(5.2)%	(5.2)%

2021					Reduced-Risk Products	2020	% Change
$ 959	$ 75	$ 883	$ —	$ 883	European Union	$ 624	53.5%	41.4%	41.4%
304	(44)	349	—	349	Eastern Europe	265	14.7%	31.4%	31.4%
21	—	21	—	21	Middle East & Africa	44	(51.5)%	(52.0)%	(52.0)%
2	—	1	—	1	South & Southeast Asia	—	—%	—%	—%
824	36	788	—	788	East Asia & Australia	613	34.4%	28.5%	28.5%
12	—	12	—	12	Latin America & Canada	8	49.3%	51.2%	51.2%
$ 2,122	$ 67	$ 2,054	$ —	$ 2,054	Total RRPs	$ 1,555	36.5%	32.1%	32.1%

2021					PMI	2020	% Change
$ 2,909	$ 235	$ 2,674	$ —	$ 2,674	European Union	$ 2,535	14.8%	5.5%	5.5%
796	(75)	871	—	871	Eastern Europe	788	1.0%	10.5%	10.5%
801	(23)	824	—	824	Middle East & Africa	876	(8.6)%	(5.9)%	(5.9)%
1,173	28	1,145	—	1,145	South & Southeast Asia	1,251	(6.2)%	(8.5)%	(8.5)%
1,472	71	1,401	—	1,401	East Asia & Australia	1,255	17.3%	11.6%	11.6%
434	(11)	445	—	445	Latin America & Canada	448	(3.1)%	(0.7)%	(0.7)%
$ 7,585	$ 225	$ 7,360	$ —	$ 7,360	Total PMI	$ 7,153	6.0%	2.9%	2.9%

Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. “-“ indicates amounts between -$0.5 million and +$0.5 million

									Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income		Currency	Operating Income excluding Currency	Acquisitions	Operating Income excluding Currency & Acquisitions		Operating Income	Total	Excluding Currency	Excluding Currency & Acquisitions

2021						Quarters Ended March 31,	2020	% Change
$ 1,490	(1)	$ 156	$ 1,334	$ —	$ 1,334	European Union	$ 1,158	28.7%	15.2%	15.2%
261	(1)	7	254	—	254	Eastern Europe	99	+100%	+100%	+100%
335	(1)	(13)	348	—	348	Middle East & Africa	321	4.4%	8.4%	8.4%
529	(1)	13	516	—	516	South & Southeast Asia	599	(11.7)%	(13.9)%	(13.9)%
695	(1)	18	677	—	677	East Asia & Australia	486	43.0%	39.3%	39.3%
134	(1)	6	128	—	128	Latin America & Canada	126	6.3%	1.6%	1.6%
$ 3,444		$ 187	$ 3,257	$ —	$ 3,257	Total PMI	$ 2,789	23.5%	16.8%	16.8%

(1) Includes asset impairment and exit costs of $48 million: EU ($9 million), EE ($2 million), ME&A ($2 million), S&SA ($3 million), EA&A ($31 million) and LA&C ($1 million)

												Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui-sitions	Adjusted Operating Income excluding Currency & Acqui-sitions		Operating Income	Asset Impairment & Exit Costs	Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui-sitions

2021							Quarters Ended March 31,	2020			% Change
$ 1,490	$ (9)	$ 1,499	$ 156	$ 1,343	$ —	$ 1,343	European Union	$ 1,158	$ —	$ 1,158	29.4%	16.0%	16.0%
261	(2)	263	7	256	—	256	Eastern Europe	99	—	99	+100%	+100%	+100%
335	(2)	337	(13)	350	—	350	Middle East & Africa	321	—	321	5.0%	9.0%	9.0%
529	(3)	532	13	519	—	519	South & Southeast Asia	599	—	599	(11.2)%	(13.4)%	(13.4)%
695	(31)	726	18	708	—	708	East Asia & Australia	486	—	486	49.4%	45.7%	45.7%
134	(1)	135	6	129	—	129	Latin America & Canada	126	—	126	7.1%	2.4%	2.4%
$ 3,444	$ (48)	$ 3,492	$ 187	$ 3,305	$ —	$ 3,305	Total PMI	$ 2,789	$ —	$ 2,789	25.2%	18.5%	18.5%

														Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui-sitions (1)	Net Revenues excluding Currency & Acqui-sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui-sitions		Adjusted Operating Income (1)	Net Revenues	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui-sitions

2021									Quarters Ended March 31,	2020			% Points Change
$ 1,499	$ 2,909	51.5%	$ 1,343	$ 2,674	50.2%	$ 1,343	$ 2,674	50.2%	European Union	$ 1,158	$ 2,535	45.7%	5.8	4.5	4.5
263	796	33.0%	256	871	29.4%	256	871	29.4%	Eastern Europe	99	788	12.6%	20.4	16.8	16.8
337	801	42.1%	350	824	42.5%	350	824	42.5%	Middle East & Africa	321	876	36.6%	5.5	5.9	5.9
532	1,173	45.4%	519	1,145	45.3%	519	1,145	45.3%	South & Southeast Asia	599	1,251	47.9%	(2.5)	(2.6)	(2.6)
726	1,472	49.3%	708	1,401	50.5%	708	1,401	50.5%	East Asia & Australia	486	1,255	38.7%	10.6	11.8	11.8
135	434	31.1%	129	445	29.0%	129	445	29.0%	Latin America & Canada	126	448	28.1%	3.0	0.9	0.9
$ 3,492	$ 7,585	46.0%	$ 3,305	$ 7,360	44.9%	$ 3,305	$ 7,360	44.9%	Total PMI	$ 2,789	$ 7,153	39.0%	7.0	5.9	5.9

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 5
(2) For the calculation of Net Revenues excluding currency and acquisitions refer to Schedule 3

		Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

	Quarters Ended March 31,
	2021	2020	Change Fav./(Unfav.)
Revenues including Excise Taxes	$ 19,355	$ 18,253	6.0%
Excise Taxes on products	11,770	11,100	(6.0)%
Net Revenues	7,585	7,153	6.0%
Cost of sales	2,274	2,402	5.3%
Gross profit	5,311	4,751	11.8%
Marketing, administration and research costs (1)	1,849	1,944	4.9%
Amortization of intangibles	18	18
Operating Income	3,444	2,789	23.5%
Interest expense, net	167	129	(29.5)%
Pension and other employee benefit costs	28	23	(21.7)%
Earnings before income taxes	3,249	2,637	23.2%
Provision for income taxes	697	596	(16.9)%
Equity investments and securities (income)/loss, net	(43)	54
Net Earnings	2,595	1,987	30.6%
Net Earnings attributable to noncontrolling interests	177	161
Net Earnings attributable to PMI	$ 2,418	$ 1,826	32.4%

Per share data (2):
Basic Earnings Per Share	$ 1.55	$ 1.17	32.5%
Diluted Earnings Per Share	$ 1.55	$ 1.17	32.5%

(1) Includes in 2021 asset impairment and exit costs ($48 million).
(2) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters ended March 31, 2021 and 2020 are shown on Schedule 1, Footnote 1

		Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions, except ratios) / (Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$3,902	$7,280
All other current assets	14,008	14,212
Property, plant and equipment, net	5,952	6,365
Goodwill	5,768	5,964
Other intangible assets, net	1,952	2,019
Equity investments	4,637	4,798
Other assets	3,585	4,177
Total assets	$39,804	$44,815

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$192	$244
Current portion of long-term debt	1,930	3,124
All other current liabilities	13,093	16,247
Long-term debt	27,276	28,168
Deferred income taxes	511	684
Other long-term liabilities	6,376	6,979
Total liabilities	49,378	55,446

Total PMI stockholders' deficit	(11,548)	(12,567)
Noncontrolling interests	1,974	1,936
Total stockholders' (deficit) equity	(9,574)	(10,631)
Total liabilities and stockholders' (deficit) equity	$39,804	$44,815

				Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended March 31, 2021			Year Ended December 31, 2020
	April ~ December	January ~ March	12 months
	2020	2021	rolling
Net Earnings	$6,605	$2,595	$9,200	$8,592
Equity investments and securities (income)/loss, net	(70)	(43)	(113)	(16)
Provision for income taxes	1,781	697	2,478	2,377
Interest expense, net	489	167	656	618
Depreciation and amortization	740	245	985	981
Asset impairment and exit costs and Others (1)	30	48	78	30
Adjusted EBITDA	$9,575	$3,709	$13,284	$12,582

			March 31,	December 31,
			2021	2020
Short-term borrowings			$192	$244
Current portion of long-term debt			1,930	3,124
Long-term debt			27,276	28,168
Total Debt			$29,398	$31,536
Cash and cash equivalents			3,902	7,280
Net Debt			$25,496	$24,256

Ratios:
Total Debt to Adjusted EBITDA			2.21	2.51
Net Debt to Adjusted EBITDA			1.92	1.93

(1) For the period April 2020 to December 2020 and for the year ended December 31, 2020, “Others” include the Brazil indirect tax credit $119 million that was recorded in the fourth quarter of 2020.

			Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

	Quarters Ended March 31,
	2021	2020	% Change
Net cash provided by operating activities (1)	$ 435	$ 1,111	(60.8)%
Less: Currency	177
Net cash provided by operating activities, excluding currency	$ 258	$ 1,111	(76.8)%

(1) Operating cash flow